UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 26, 2004
EAGLE RIVER MINING CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-100826 (Commission File Number)	46-0498798 (IRS Employer Identification No.)
141-757 West Hastings Street, Suite 328, Vancouver, BC, Canada (Address of principal executive offices)		V6C 1A1 (Zip Code)
Registrant's telephone number, including area code: (778) 881-0939
____________________________________________________________________________________ (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 26, 2004, Eagle River Mining Corp. ("Eagle River" or the "Company") signed an Agreement to acquire the two following contracts from the Chuangrun Group of Companies located in the Peoples Republic of China:

  Guangzhou New Baiyun Airport Scrolling Advertising Signs - the contract provides for the installation of 100 large size (1.5 metres x 5 metres) scrolling 3 poster signs in the passenger terminal of one of the newest and busiest airports in China. We expect to start the project in early 2005; posted advertising rates will be around 100,000 RMB (about US$12,000) per sign per month.

  Guangzhou MTR (subway) Pillar Advertising Contract - the contract provides for pillar wrap around (diameter 1.5 to 1.7 metres, height 3 metres) advertising for 12 stations along the Guangzhou Subway system. We expect to start the project in early 2005; posted advertising rates will be around 300,000 RMB (about US$36,000) per station per month.

The Company also has the right to acquire, and the CHUANGRUN Group of Companies promises to inject a China Rail Train Naming and Advertising Project into Eagle River within one year, when the project is proven viable, at a price to be negotiated in the future. The contracts above were recently executed by the Chuangrun Group of Companies with third parties in China, and no material revenues have been generated under them. Chuangrun Group of Companies has existing advertising clients and revenues, and publishes "give-away" magazines, which will not be a part of this transaction.

The Company will issue 3.7 million new shares and induce existing shareholders to transfer 17,300,000 shares on or about January 1, 2005, as well as pay Chuangrun US$200,000 for the contracts by January 31, 2005. The transaction is expected to close on or about January 1, 2005. The transaction will be accounted for as a recapitalization whereby the contracts will be reported at their historical costs, the amount of which is nominal. The $200,000 will be reported as a deemed distribution of to the new controlling shareholders after the completion of the transaction.

The shares to be issued and tendered in connection with the acquisition of contracts will be restricted shares pursuant to an exemption from registration under the Securities Act of 1933, as amended. The purchase price for the contracts was determined in arms-length negotiations between Eagle River and representatives of Chuangrun Group of Companies. Neither Eagle River nor any of our directors or officers was affiliated with or had a material relationship with Chuangrun Group of Companies.

A copy of the Acquisition Agreement is included in this Current Report on Form 8-K as an exhibit.

SECTION 5.01 - CHANGES IN CONTROL OF REGISTRANT

In connection with the above transaction, the Company will issue 3.7 million new shares, induce existing shareholders to transfer 17,300,000 shares and pay Chuangrun US$200,000 for the contracts. The acquisition will result in a change of control of Eagle River by the Chuangrun Group. After the acquisition of the contracts, the shareholders of Chuangrun Group will own approximately 62% of the voting common stock of Eagle River. In addition, the Chuangrun Group has the right to elect four (4) persons to Eagle River's board of directors, after Eagle River increases the board from five (5) to seven (7) members.

SECTION 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(a), (b) Financial Statements of Businesses Acquired.

Not applicable. There is no existing business being acquired as defined under Item 310 of Regulation S-B.

(c) Exhibits.

Exhibit No. Description

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Ex. 99.1 Acquisition Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     December 30, 2004
(Signature)	Eagle River Mining Corp. By:/s/ "Ernest Cheung" Ernest Cheung Secretary and Director